Exhibit 5.1

November 5, 2010

The Howard Hughes Corporation
110 N. Wacker Drive
Chicago, Illinois 60606

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 3,500,00 shares (the “Securities”) of Common Stock, par value $0.01 per share, of The Howard Hughes Corporation, a Delaware corporation (the “Company”), I, as Vice President and Assistant Secretary of the Company and as counsel to the Company, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, I am of the opinion that the Securities have been duly authorized and, upon issuance, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States, and the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

Very truly yours,

/s/ LINDA J. WIGHT

Linda J. Wight
Vice President and
Assistant Secretary